Exhibit 107

Calculation of Filing Fee Tables

Form S-3

Flowco Holdings Inc.

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Class A common stock, par value $0.0001 per share	Rule 457(o)			$0.00	0.0001381	$0.00
Fees to be Paid	2	Equity	Preferred stock, par value $0.0001 per share	Rule 457(o)			$0.00	0.0001381	$0.00
Fees to be Paid	5	Other	Rights	Rule 457(o)			$0.00	0.0001381	$0.00
Fees to be Paid	6	Other	Warrants	Rule 457(o)			$0.00	0.0001381	$0.00
Fees to be Paid	7	Other	Units	Rule 457(o)			$0.00	0.0001381	$0.00
Fees to be Paid	8	Other	Unallocated (universal shelf)	Rule 457(o)			$500,000,000.00	0.0001381	$69,050.00
Fees to be Paid	9	Equity	Class A common stock, par value $0.0001 per share	Rule 45(c)	57,530,845	$20.23	$1,163,848,994.35	0.0001381	$160,727.55
Fees previously paid
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts:							$1,663,848,994		$229,777.55
Total Fees Previously Paid:									$0.00
Total Fee Offsets:									$0.00
Net Fee Due:									$229,777.55

Offering Note

(1) This note applies to offering lines 1 through 8. An indeterminate number or amount, as applicable, of each identified class is being registered hereunder as may from time to time be issued at indeterminate prices as shall have an aggregate initial offering price not to exceed $500,000,000. The securities being registered hereunder may be convertible into or exchangeable or exercisable for other securities of any identified class and may be sold separately or in combination with the other securities registered hereunder. In addition to the securities that may be issued directly under this registration statement, there is being registered hereunder such indeterminate aggregate number or amount, as the case may be, of the securities of each identified class as may from time to time be issued upon the conversion, exchange, settlement or exercise of other securities offered hereby. Separate consideration may or may not be received for securities that are issuable upon the conversion or exercise of, or in exchange for, other securities offered hereby. The proposed maximum aggregate offering price reflected in the table has been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2) See Offering Note 1.

(3) See Offering Note 1.

(4) See Offering Note 1.

(5) See Offering Note 1.

(6) See Offering Note 1.

(7) See Offering Note 1.

(8) See Offering Note 1.

(9) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of Class A common stock being registered hereunder include an indeterminate number of shares of Class A common stock that may be issued in connection with stock splits, stock dividends or other distribution, recapitalization or similar events with respect to the shares of Class A common stock being registered. The proposed maximum offering price per share has been estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee. The proposed maximum offering price per unit and the maximum aggregate offering price are based on the average of the high and low sale price of common stock, as reported on the New York Stock Exchange on January 29, 2026, which date is within five business days prior to filing this registration statement.